For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Year and Quarter ended January 31, 2012

Stamford, Connecticut April 25, 2012 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the fiscal year and quarter ended January 31, 2012.

Fourth Quarter Results

Fourth quarter revenue was $0.7 million for fiscal 2012 as compared to $1.7 million for fiscal 2011.  The decrease in total revenue was primarily attributable to no block or perpetual license sales during the fourth quarter of fiscal 2012, as opposed to the fourth quarter of fiscal 2011 where we sold a small block and perpetual license, and a decrease in shipments by certain customers over the same period.

Gross margin was 86% and 69% in the fourth quarters of fiscal 2012 and 2011, respectively.  The increase in gross margin percentage is primarily attributable to lower fees being paid to third parties due to a change in the product mix generating licensing revenues.

Peerless reported net income of $0.3 million, or $0.09 per basic share and $0.08 per diluted share, in the fourth quarter of fiscal 2012, versus $0.2 million, or $0.05 per basic and diluted share in the fourth quarter of fiscal 2011.

Fiscal 2012 Full-Year Results

Fiscal year 2012 revenue was $3.7 million as compared to $6.2 million for fiscal 2011.  The decrease in total revenue from last fiscal year was primarily attributable to no perpetual license sales in 2012 as compared to the sale of a $1.8 million perpetual license in fiscal 2011 and an overall decrease in shipments by certain customers.

Gross margin increased from 70% in fiscal 2011 to 80% in fiscal 2012.  The increase from fiscal 2011 was the result of lower fees being paid to third parties due to a change in the product mix generating licensing revenues.

For fiscal 2012, Peerless reported net income of $1.4 million, or $0.42 per basic share and $0.40 per diluted share, versus $4.1 million, or $0.32 per basic share and $0.31 per diluted share in fiscal 2011.  Peerless recorded approximately $1.8 million of realized gains on investments during the fiscal year ended January 31, 2012.

Effective January 31, 2012, the Company closed its office in El Segundo, California.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "Peerless had a very profitable and cash generative fiscal 2012 with our total assets growing by 26.2%, and the historical licensing business continues to be solid."  As for the future of Peerless, Mr. Brog added, "We intend to continue to focus on delivering value to our stockholders by exploring the possibility of establishing a new business venture, seeking acquisitions and investment opportunities, and maximizing the value and cash flow of our historical licensing business."

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is focused on maximizing the value of its licensing business and exploring various alternatives to enhance stockholder value through potentially establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value through establishing a new venture or acquiring an existing business or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year 2012 filed with the Securities and Exchange Commission.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Results (in thousands, except per share amounts) are as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
Revenues	$744	$1,663	$3,650	$6,165
Cost of revenues	107	520	726	1,857
Gross margin	637	1,143	2,924	4,308
Operating expenses	695	753	2,488	3,383
Other income, net	549	(41)	1,751	5,981
Income before income taxes	491	349	2,187	6,906
Provision for income taxes	199	161	825	2,777
Net income	$292	$188	$1,362	$4,129
Basic earnings per share	$0.09	$0.05	$0.42	$0.32
Diluted earnings per share	$0.08	$0.05	$0.40	$0.31
Weighted average common shares - outstanding — basic	3,294	3,675	3,212	12,928
Weighted average common shares - outstanding — diluted	3,495	3,860	3,407	13,180

	January 31,	January 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$10,433	$12,384
Marketable securities	6,588	-
Trade accounts receivable, net	1,267	1,845
Income tax receivable	21	204
Prepaid expenses and other current assets	56	61
Total current assets	18,365	14,529
Property and equipment, net	-	21
Other assets	4	10
Total assets	$18,369	$14,560

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absenses	$330	$108
Accrued product licensing costs	218	682
Deferred tax liability	688	35
Other current liabilities	614	371
Total current liabilities	1,850	1,196
Other liabilities
Tax liabilities	1,643	1,599
Total liabilities	3,493	2,760
Stockholders’ equity:
Common stock, $.001 par value	18	18
Additional paid-in capital	57,177	56,689
Retained earnings	4,856	3,494
Accumulated other comprehensive income	1,322	96
Treasury stock, 15,951 at January 31, 2012 and January 31, 2011	(48,497)	(48,497)
Total stockholders’ equity	14,876	11,800
Total liabilities and stockholders’ equity	$18,369	$14,560